EXHIBIT 99.1
CONTACTS:
Russell Allen, Director – Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
April 24, 2009
Lance, Inc. Reports Results for First Quarter 2009
•	Achieves record first quarter net revenues of $216 million, a 9% increase over the 2008 first quarter

•	Reports 2009 first quarter earnings per diluted share of $0.20, compared with earnings per diluted share of $0.02 in the prior year first quarter

•	Declares quarterly dividend of $0.16 per share on common stock

•	Raises 2009 full year earnings per diluted share estimate to range of $1.10 to $1.20, and 2009 full year revenue estimate to range of $910 to $930 million
Charlotte, NC, — April 24, 2009 — Lance, Inc. (Nasdaq-GS: LNCE) today reported record net revenues for the first quarter ended March 28, 2009 of $215.8 million, an increase of 9% over the prior year first quarter net revenues of $198.0 million.
The Company’s branded product sales, which represented about 60% of total sales in the 2009 first quarter, increased approximately 5% from the prior year period. Growth was driven largely by higher selling prices and incremental revenue associated with the acquisition of certain assets of Archway Cookies LLC completed in December 2008.
Lance manufactures all the peanut butter used in its sandwich crackers, thus was not directly impacted by the recall of peanut butter in early 2009. However, broad press coverage of this recall amplified consumers’ fears and negatively impacted consumer demand for all peanut butter products during the first quarter. Although demand began to rebound in March of 2009, the Company estimates this consumer reaction hurt branded net revenue by approximately $2.5 million during the quarter. This net revenue softness, combined with the cost of a proactive communications campaign designed to inform consumers of the safety of its products, reduced the Company’s earnings by approximately $0.05 per diluted share in the quarter.
The Company’s integration of its acquisition of Archway is on track.  Before the end of last year, the acquired production facility in Ashland, Ohio was back up and running, primarily producing private brand items to limit overtime at the Company’s other production facilities.  In early 2009, the Archway brand was re-launched after having not been actively marketed since its prior owner declared bankruptcy in early October, 2008.  During the first quarter of 2009, Archway cookies began to regain their position on the shelves at major customers.  As expected, the start-up costs of the facility and the re-launching of the brand made this acquisition dilutive by approximately $0.02 per diluted share in the first quarter of 2009.  The Company expects sales of Archway products to accelerate throughout the remainder of 2009, and the acquisition should be modestly accretive on a full year basis.

The Company’s non-branded product sales increased approximately 16% from the prior year, primarily from an increase in the private brands business reflecting higher selling prices, volume growth from new and existing customers and new product introductions. In addition, the March 2008 acquisition of Brent & Sam’s contributed approximately 3 percentage points of the non-branded revenue growth.
Lance realized first quarter 2009 net income of $6.5 million, or $0.20 per diluted share, compared with first quarter 2008 net income of $0.6 million, or $0.02 per diluted share. As mentioned previously, first quarter 2009 earnings per diluted share was negatively impacted by approximately $0.05 per diluted share due to the impact of the peanut butter recall, and by an additional $0.02 per diluted share related to the integration of the Archway acquisition.
The first quarter of 2008 was adversely impacted by a significant increase in the costs of ingredients, primarily flour and vegetable oils, which was not immediately offset by increased prices to customers.
Comments from Management
“We are very pleased with the underlying earnings momentum in the quarter,” commented David V. Singer, President and Chief Executive Officer. “As we anticipated, sales of our most popular product, peanut butter sandwich crackers, were impacted by the January recall of peanut butter. Although we make our own peanut butter for our sandwich crackers and did not recall any of our sandwich cracker products, consumers reduced their consumption of all products containing peanut butter, including ours. Despite this pressure, and the initial costs associated with ramping up sales and production of the newly acquired Archway brand, we still delivered solid first quarter results. In addition, we are very pleased with the continued growth of our private brands business. We are continuing to invest in delivering new product innovation and more premium products to our customers.”
Mr. Singer concluded, “Throughout the remainder of the year, we will remain focused on mitigating the impact of the peanut butter recall, integrating and growing the Archway business, capturing the efficiencies driven by our operational improvements and driving continued sales growth.”
Company 2009 Estimates Updated
Based on its assessment of the current sales and operating environment, the Company raised its 2009 full year net sales estimate to a range of $910 to $930 million and its full year diluted earnings per share estimate to a range of $1.10 to $1.20. On February 11, 2009, the Company had provided a full year net sales estimate range of $900 to $920 million, and a full year diluted earnings per share estimate range of $1.00 to $1.15.
The Company also raised its estimate for 2009 full year capital expenditures to a range of $41 to $46 million. On February 11, 2009, the Company had provided a full year capital expenditure estimate of $36 to $41 million. The increase in the current estimate is related to accelerating expenditures for additional manufacturing capacity that were previously planned for 2010.

Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 20, 2009 to stockholders of record at the close of business on May 11, 2009.
Conference Call
Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Friday, April 24, 2009 to discuss financial results. To participate in the conference call, the dial-in number is (800) 789-3681 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available beginning at 12:00 pm on April 24th and running through May 1st at midnight. The replay telephone number is (800) 642-1687 for U.S. callers or (706) 645-9291 for international callers. The replay access code is 93972189. Investors may also access a web-based replay of the conference call at Lance’s web site, http://ir.lance.com.
The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of Lance Inc.’s website http://ir.lance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at Lance’s Investor Relations home page.
About Lance, Inc.
Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, potato chips, crackers, cookies, other snacks, sugar wafers, nuts, restaurant style crackers and candy. Lance has manufacturing facilities in North Carolina, Iowa, Georgia, Massachusetts, Texas, Florida, Ohio, Arkansas and Ontario, Canada. Products are sold under the Lance, Cape Cod, Tom’s, and Archway brand names along with a number of private label and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,300 sales routes, a network of independent distributors and direct shipments to customer locations. Products are distributed widely through grocery and mass merchant stores, convenience stores, club stores, food service outlets and other channels.
This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition and industry consolidation, increases in cost or availability of ingredients, product price increase impact on total revenue, risks from large customers, changes in consumer preferences, implementation of a new information system, product recalls or safety concerns, food industry and regulatory factors, acquisition and divestiture risks, ability to execute strategic initiatives, interest rate, foreign exchange rate and credit risks, and natural disasters or catastrophic events and current economic conditions are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	Quarter Ended
	March 28, 2009	March 29, 2008
Net revenue	$215,809	$197,968
Cost of sales	131,413	123,460

Gross margin	84,396	74,508

Selling, general and administrative	73,505	72,857
Other expense/(income), net	61	(4)

Income before interest and taxes	10,830	1,655

Interest expense, net	812	606
Income tax expense	3,566	404

Net Income	$6,452	$645

Basic earnings per share	$0.21	$0.02
Weighted average shares outstanding – basic	31,403,000	31,103,000

Diluted earnings per share	$0.20	$0.02
Weighted average shares outstanding – diluted	32,064,000	31,608,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 28, 2009	December 27, 2008
Assets:
Cash and cash equivalents	$2,449	$807
Accounts receivable, net	80,852	74,406
Inventories	48,669	43,112
Other current assets	25,795	22,711

Total Current Assets	157,765	141,036
Fixed Assets, net	212,413	216,085
Goodwill and other intangibles, net	103,351	104,076
Other noncurrent assets	5,127	4,949

Total Assets	$478,656	$466,146

Liabilities and Equity:
Accounts payable	$26,234	$25,939
Short-term debt	—	7,000
Other current liabilities	51,145	58,630

Total Current Liabilities	77,379	91,569

Long-term debt	112,000	91,000
Other liabilities	48,643	48,070
Stockholders’ equity	240,634	235,507

Total Liabilities and Stockholders’ Equity	$478,656	$466,146

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

	Quarters Ended
	March 28, 2009	March 29, 2008
Operating Activities:
Net income	$6,452	$645
Depreciation and amortization	8,501	7,925
Stock-based compensation expense	1,247	1,003
Loss on sale of fixed assets	54	102
Changes in operating assets and liabilities, excluding business acquisition	(20,130)	(3,738)

Net cash (used in)/from operating activities	(3,876)	5,937

Investing Activities:
Purchases of fixed assets	(5,238)	(7,057)
Proceeds from sale of fixed assets	206	230
Business acquisitions, net of cash acquired	—	(24,123)

Net cash used in investing activities	(5,032)	(30,950)

Financing Activities:
Dividends paid	(5,049)	(5,019)
Issuances of common stock	1,607	70
Proceeds from existing credit facilities	14,000	24,000
Repayments of debt from business acquisitions	—	(1,495)

Net cash from financing activities	10,558	17,556

Effect of exchange rate changes on cash	(8)	(34)

Increase/(decrease) in cash and cash equivalents	1,642	(7,491)
Cash and cash equivalents at beginning of period	807	8,647

Cash and cash equivalents at end of period	$2,449	$1,156